Exhibit 11

                     METRIS COMPANIES INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share

In thousands, except per share amounts              Three Months Ended March 31,
                                                          1999      1998
BASIC:
Net income available to common stockholders .........   $17,115   $11,224
                                                        =======   =======

Weighted average number of common shares outstanding     19,259    19,225

Net income per share ................................   $   .89   $   .58

DILUTED:

Net income available to common stockholders .........   $17,115   $11,224
                                                        =======   =======

Weighted average number of common shares outstanding 19,259 19,225 Net effect of assumed exercise of stock options based
on treasury stock method using average market price         873     1,071
                                                        -------   -------
                                                         20,132    20,296
                                                        -------   -------
Net income per share ................................   $   .85   $   .55